As filed with the U.S. Securities and Exchange Commission on April 24, 2025

1933 Act File No. 333-264466

1940 Act File No. 811-23655

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM N-2

(Check appropriate box or boxes)

[X]	REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
[ ]	Pre-Effective Amendment No.
[X]	Post-Effective Amendment No. 4
and
[X]	REGISTRATION STATEMENT UNDER THE INVESTMENT COMPANY ACT OF 1940
[X]	Amendment No. 7

Lord Abbett Corporate Opportunities Fund

(formerly known as Lord Abbett Special Situations Income Fund)

(Exact Name of Registrant as Specified in Charter)

30 Hudson Street

Jersey City, New Jersey 07302-4804

(Address of Principal Executive Offices)

(Number, Street, City, State, Zip Code)

(888) 522-2388

(Registrant’s Telephone Number, including Area Code)

Brooke A. Fapohunda, Esq.

Vice President, Secretary, and Chief Legal Officer

30 Hudson Street

Jersey City, New Jersey 07302-4804

(Name and Address (Number, Street, City, State, Zip Code) of Agent for Service)

Copies of Communications to:

William Bielefeld, Esq. Matthew Barsamian, Esq.
Dechert LLP
1900 K Street, N.W. Washington, D.C. 20006

Approximate Date of Proposed Public Offering:

As soon as practical after the effective date of this Registration Statement.

[ ] Check box if the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans.

[X] Check box if any securities being registered on this Form will be offered on a delayed or continuous basis in reliance on Rule 415 under the Securities Act of 1933 (“Securities Act”), other than securities offered in connection with a dividend reinvestment plan.

[ ] Check box if this Form is a registration statement pursuant to General Instruction A.2 or a post-effective amendment thereto.

[ ] Check box if this Form is a registration statement pursuant to General Instruction B or a post-effective amendment thereto that will become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act.

[ ] Check box if this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction B to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act.

It is proposed that this filing will become effective (check appropriate box):

 [ ]        when declared effective pursuant to section 8(c) of the Securities Act.

The following boxes should only be included and completed if the registrant is making this filing in accordance with Rule 486 under the Securities Act.

 [ ]        immediately upon filing pursuant to paragraph (b)

 [X]        on May 1, 2025 pursuant to paragraph (b)

 [ ]        60 days after filing pursuant to paragraph (a)

 [ ]        on (date) pursuant to paragraph (a)

If appropriate, check the following box:

 [X]        This amendment designates a new effective date for a previously filed registration statement.

 [ ]        This Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is.

 [ ]        This Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is.

 [ ]        This Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, and the Securities Act registration statement number of the earlier effective registration statement for the same offering is.

Check each box that appropriately characterizes the Registrant:

 [X]        Registered Closed-End Fund (closed-end company that is registered under the Investment Company Act of 1940 (“Investment Company Act”)).

 [ ]        Business Development Company (closed-end company that intends or has elected to be regulated as a business development company under the Investment Company Act).

 [X]        Interval Fund (Registered Closed-End Fund or a Business Development Company that makes periodic repurchase offers under Rule 23c-3 under the Investment Company Act).

 [ ]        A.2 Qualified (qualified to register securities pursuant to General Instruction A.2 of this Form).

 [ ]        Well-Known Seasoned Issuer (as defined by Rule 405 under the Securities Act).

 [ ]        Emerging Growth Company (as defined by Rule 12b-2 under the Securities Exchange Act of 1934 (“Exchange Act”).

 [ ]        If an Emerging Growth Company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act.

 [ ]        New Registrant (registered or regulated under the Investment Company Act for less than 12 calendar months preceding this filing).

EXPLANATORY NOTE

This Post-Effective Amendment No. 4 to the Registrant’s Registration Statement on Form N-2 (the “Registration Statement”) is being filed pursuant to paragraph (b)(1)(iii) of Rule 486 under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of delaying, until May 1, 2025, the effectiveness of Post-Effective Amendment No. 3 to the Registration Statement, which was filed pursuant to Rule 486(a) under the Securities Act on February 24, 2025 (the “Amendment”).

Part A. INFORMATION REQUIRED IN A PROSPECTUS

Part A is incorporated by reference to Part A of the Amendment.

Part B. INFORMATION REQUIRED IN A STATEMENT OF ADDITIONAL INFORMATION

Part B is incorporated by reference to Part B of the Amendment.

Part C. OTHER INFORMATION

Part C is incorporated by reference to Part C of the Amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, the Registrant certifies that it meets all requirements for effectiveness pursuant to Rule 486(b)(1)(iii) and has duly caused this Post-Effective Amendment to its Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jersey City, and State of New Jersey on the 24th day of April, 2025.

Lord Abbett Corporate Opportunities Fund

BY: /s/ Brooke A. Fapohunda
Brooke A. Fapohunda
Vice President, Secretary and Chief Legal Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signatures	Title	Date
/s/ Steven F. Rocco	President, Chief Executive Officer, and Trustee	April 24, 2025
Steven F. Rocco*	(Principal Executive Officer)

/s/ Michael J. Hebert	Chief Financial Officer	April 24, 2025
Michael J. Hebert	(Principal Financial Officer and Principal Accounting Officer)

/s/ Lorraine Hendrickson	Trustee	April 24, 2025
Lorraine Hendrickson*

/s/ John Shaffer	Trustee	April 24, 2025
John Shaffer*

/s/ Lisa Shalett	Trustee	April 24, 2025
Lisa Shalett*

*BY:

/s/ Brooke A. Fapohunda

Attorney-in-Fact, signed pursuant to power of attorney filed in Post-Effective Amendment No. 3 to the Fund’s Registration Statement on Form N-2 on February 24, 2025. Accession Number 0000930413-25-000661.